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                       MICRON CORPORATION AND SUBSIDIARIES           EXHIBIT 11

                          Statement of Computation of Per Share Earnings


                                                (UNAUDITED)                (UNAUDITED)
                                           For the three months         For the six months
                                            ended December 31,          ended December 31,
                                            1995          1996          1995          1996
                                            -----        -----         ------        ------
                                                 (in thousands except per share data)

Net Income ...............................  $ 580        $ 993         $1,066        $1,975

(a) Computation of Primary Earnings
     per Share:

Weighted average common
equivalent shares outstanding
  Common stock ...........................  3,903        4,033          3,903         4,033
  Common stock equivalents:
    Warrants(1) ..........................     44           54             48            49
    Options (2) ..........................     14          125             24            85
                                            -----        -----         ------        ------
Weighted average common and
common equivalent shares
outstanding ..............................  3,961        4,212          3,975         4,167
                                            =====        =====         ======        ======

 Primary Earnings per Share ..............  $0.15        $0.24         $ 0.27        $ 0.47
                                            =====        =====         ======        ======

(b) Computation of Fully Diluted
     Earnings per Share:

Weighted average common
equivalent shares outstanding
  Common stock ...........................  3,903        4,033          3,903         4,033
  Common stock equivalents:
    Warrants(1) ..........................     45           69             49            69
    Options (2) ..........................     24          245             40           245
                                            -----        -----         ------        ------
Weighted average common and
common equivalent shares
outstanding ..............................  3,972        4,347          3,992         4,347
                                            =====        =====         ======        ======

 Fully Diluted Earnings per Share ........  $0.15        $0.23         $ 0.27        $ 0.45
                                            =====        =====         ======        ======


----------

(1) Warrants issued 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

(2)  Options granted 12/94, 5/95, 12/95, 1/96, 7/96 and 11/96 under option plan, less shares reacquired under the treasury stock method.











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